Exhibit 3.1
FEE: $50.00
If the authorized capital is increased
in excess of fifty thousand dollars ($50,000),
the filing fee shall be an amount equal to
one-tenth of one percent (1/10 of 1%) of such increase.
FILE IN DUPLICATE
AMENDED CERTIFICATE OF INCORPORATION
(After Receipt of Payment of Stock)

TO:	OKLAHOMA SECRETARY OF STATE
2300 N. Lincoln Blvd., Room 101, State Capitol Building
Oklahoma City, Oklahoma 73105-4897
(405) 522-4560
This form MUST be filed with a letter from the Oklahoma Tax Commission stating the franchise tax has been paid for the current fiscal year.
The undersigned Oklahoma corporation, for the purpose of amending its certificate of incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies:
1.	That the name of the corporation is American Natural Energy Corporation.

2.	The name of the registered agent and the street address of the registered office in the State of Oklahoma is David C. Cameron, Frisco Building,, 502 West Sixth Street, Tulsa, OK 74119.

3.	The duration of the corporation is perpetual.

4.	The aggregate number of the authorized shares, itemized by class, par value of shares, shares without par value, and series, if any, within a class is:

NUMBER OF SHARES	SERIES	PAR VALUE PER SHARE
Common: 100,000,000	n/a	$.01

Preferred: 5,000,000	n/a	$.01

5.	The Certificate of Incorporation is amended as follows:
     Paragraph Four of the Certificate of Incorporation, originally filed January 19, 2001 and as amended March 23, 2001 and December 20, 2001, shall be deleted in its entirety and replaced with the following:

NUMBER OF SHARES	SERIES	PAR VALUE PER SHARE
Common: 250,000,000	n/a	$.001

Preferred: 5,000,000	n/a	$.01

“FOURTH. The authorized capital stock of the Corporation and the aggregate number of shares that the Corporation shall have the authority to issue shall consist of 250,000,000 shares of Common Stock, $.001 par value per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”). The Common Stock and the Preferred Stock shall have the designations, preferences, dividends, voting powers or restrictions, qualifications, limitations and relative rights hereinafter described.”

A.	Common Stock. Except as otherwise expressly provided by law or hereafter adopted by the Board of Directors in establishing any rights and preferences of any series of Preferred Stock prior to its issuance in accordance with this Article Four, voting rights upon any and all matters shall be vested in the holders of the Common Stock, with each share having one vote on all matters. Subject to the provisions that may be adopted by the Board of Directors governing the payment of dividends (current and cumulative) on any series of Preferred Stock, the Board of Directors of the Corporation may declare and pay dividends, in its discretion, on the Common Stock of the Corporation out of the funds legally available for the payment thereof. Upon the voluntary or involuntary liquidation of the Corporation and after the holders of the Preferred Stock shall have been paid the full preferential amounts to which they shall be entitled, the holders of shares of the Common Stock shall, subject to any additional participating liquidation rights of the Preferred Stock, be entitled to share in all remaining assets of the Corporation available for distribution. The Common Stock of the Corporation shall not be redeemable without the consent of the holders of shares to be redeemed.

B.	Preferred Stock. The Board of Directors of the Corporation shall have the authority and is hereby expressly vested with the authority to issue shares of Preferred Stock from time to time in one or more series, each such series to have distinctive serial designations, and such voting powers, preferences and relative participating optional or other special rights, and the qualifications, limitations and restrictions thereof, as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares of Preferred Stock. Without limiting the generality of the foregoing provisions, the authority of the Board of Directors with respect to each series of Preferred Stock shall include, without limitation, the determination of any of the following matters:
1.	The number of shares constituting such series and the designation thereof to distinguish the shares of such series from shares of all other series;

2.	The rights of the holders of shares of such series to receive dividends thereon and the dividend rate, the conditions and the time of payment of dividends, the extent to which dividends are payable in preference to, or in any other relation to, dividends payable on any other class or series of stock, and whether such dividends shall be cumulative or noncumulative;

3.	The terms and provisions governing redemption of shares of such series, if such shares are to be redeemable;

4.	The terms and provisions governing the operation of retirement or sinking funds, if any;

5.	The voting power of such series, whether full, limited, or none;

6.	The rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, any other class of stock, or of any series thereof, and the prices or rates for such conversions or exchanges, and any adjustments thereof; and,

7.	Any other preferences and relative participating, optional, or other special rights, and qualifications, limitations, or restrictions of such series.
         The shares of each series of Preferred Stock may vary from the shares of any other series of Preferred Stock as to any of such matters.

          The board of directors of said corporation adopted a resolution setting forth the amendment proposed, declaring its advisability, and directed that the amendment proposed be considered at the next annual meeting of shareholders. The annual meeting was called and held upon notice, which notice set forth the amendment in full. At the meeting, a vote of the shareholders entitled to vote thereon was taken for and against the proposed amendment and a majority of the outstanding stock entitled to vote thereon voted in favor of the amendment, and accordingly the amendment was duly adopted in accordance with 18 O.S. Section 1077.
          SUCH AMENDMENT(S) WAS DULY ADOPTED IN ACCORDANCE WITH 18 O.S. Sections 1077 and 1080.
          IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its President or Vice President and attested by its Secretary or Assistant Secretary, this 23rd day of June, 2005.

AMERICAN NATURAL ENERGY CORPORATION

		By:	/s/ Mike K. Paulk

Mike K. Paulk, President

ATTEST:

By:	/s/ Steven P. Ensz

Steven P. Ensz, Secretary

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